Exhibit 8.1

June 30, 2010

Eagle Rock Energy Partners, L.P.

1415 Louisiana Street, Suite 2700

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933 (the “Securities Act”) of the offer and sale (the “Offering”) by the Partnership of up to 21,557,164 common units representing limited partner interests (the “Common Units”), warrants (the “Warrants”) to purchase up to 21,557,164 additional common units at an exercise price of $6.00 per unit and the common units issuable upon exercise of the Warrants (the “Warrant Units”).

The Common Units, the Warrants and the Warrant Units are being issued pursuant to a prospectus supplement, dated May 27, 2010 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on May 27, 2010, to a prospectus dated March 30, 2010 (the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-163554) (the “Registration Statement”), which Registration Statement was declared effective by the Commission on March 30, 2010.  The Offering is being made in connection with the distribution by the Partnership to its unitholders of transferable subscription rights to purchase the Common Units and the Warrants.

In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Prospectus and “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement (together, the “Discussions”).  All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences,” and (ii) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations”, in both cases qualified by the limitations contained in the Discussions.  In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussions, as to which we express no opinion).

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com